EXHIBIT 10.11

Tower One, Suite 580 1515 Arapahoe Street Denver, CO 80202	NATURAL RESOURCE GROUP, INC.	telephone (720) 956-5300 facsimile (720) 956-5310 www.NRGINC.com

August 24, 2006

Mr. Bart R. McCormack

Tennessee Valley Agri-Energy LLC

540 Little Dry Creek Road

Pulaski, Tennessee  38478

931.424.0653

Re:                               Exhibit A.  Air Permit and Environmental Services
Proposed Alabama Ethanol Plant

Dear Mr. McCormack:

Natural Resource Group, Inc. (NRG) appreciates the opportunity to provide an environmental services cost estimate for a proposed ethanol plant near Decatur, Alabama.  NRG understands the proposed permitted production capacity of the facility will be 60 million gallons of undenatured ethanol per year from a 50 MMgal/year designed facility.  As such, this estimate has been divided into air pollution control permit application and other permitting services, and as per recent discussions, public affairs.

Part 1 - Air Pollution Control Permit Application	$8,800

NRG will complete the Alabama Department of Environmental Management (ADEM) required construction air permit application for the proposed ethanol plant assuming that the total facility emissions will be below the Prevention of Significant Deterioration (PSD) and Part 70 major source thresholds (100 tons per year).

NRG will calculate emissions for a projected maximum ethanol production of 60 million-gallons/year using corn as the primary feedstock.  The application will be completed on a mutually agreed upon schedule after receiving the necessary facility information.  NRG will supply an information questionnaire concerning site-specific issues within one week of project authorization.  NRG understands that the proposed facility may acquire the necessary steam from the neighboring chemical plant Solutia.  If this is the case, NRG will review the ADEM regulations and Solutia’s existing permit to determine if any modifications are needed for Solutia’s permit.  NRG will provide an additional cost estimate if a modification is necessary.

MINNEAPOLIS – HOUSTON – DENVER – PROVIDENCE – ANCHORAGE - CHARLOTTE

Tennessee Valley Agri-Energy LLC will benefit from NRG’s experience and expertise providing air permitting services for over 70 ethanol plants.  NRG has complete knowledge of dry mill ethanol plants, associated emission units and appropriate emission rates.

The scope of work, including the required information for preparing the air permit application is as follows:

(a)                                  Project Location and Description.  NRG will require a project location map with a site layout diagram; preferably an electronic version.

(b)                                 Air Emission Source Descriptions & Emission Rates:  All applicable emission unit specifications will be verified with the design engineering firm.

(c)                                  PSD Avoidance and Applicability Review:  NRG will keep the facility minor with respect to PSD and Part 70.  This proposal assumes emissions less than 99 tons per year for all the criteria pollutants and less than 10 tons per year of individual hazardous air pollutants (HAPs) or 25 tons per year HAPs in aggregate through the control equipment specified.

(d)                                 Non-PSD Air Permit Application:  The application will review all the applicable regulatory requirements, including NSPS Subparts Dc/Db for boilers, Kb for tanks and VV for leak detection in the fermentation and distillation areas.  NRG will prepare the application and all required forms.  Compliance plan elements for emission units with monitoring, record-keeping and reporting requirements will be included.

(e)                                  Review of the Draft Permit and negotiation of permit terms:  There will likely be some follow-up response required to technical questions on the permit application.  We have not included any follow-up costs beyond submittal of administratively complete air application.

Part 2 - Other Permitting Work

ADEM Construction Notice of Intent and Storm Water Pollution Prevention Plan	$5,500

Since the disturbed site areas will be greater than 1 acre, the proposed projects require National Pollution Discharge Elimination System (NPDES) Construction Site Notice of Intent (NOI) submittals, and Stormwater Pollution Prevention Plans (SWPPP).  Permits are obtained by submitting a construction site NOI form and sign-off letters for threatened and endangered species from the ADEM and cultural resources from the Alabama Historical Commission.  The cost of preparing these letters is included in the permit cost.  The Phase II Storm Water rules that regulate construction projects greater than one acre also apply to the projects.

Wastewater Discharge Permit (NPDES) Application	$6,500

The project will likely require an NPDES permit for some wastewater streams.  NRG understands these water streams consist of non-process cooling water, such as cooling tower blow-down, boiler blow-down, and possibly reverse osmosis reject or iron filter backwash, etc.  These water streams are often of sufficient quality to be discharged to a surface water stream or river.  NRG has secured these permits for similar facilities in Minnesota, Iowa, Wisconsin and South Dakota.  NRG has existing chemical use information from US Water Chemicals and other suppliers that typically treat these water streams.  A non-degradation review of the receiving stream may also be required depending on the characteristics of the wastewater and the discharge location.  Costs associated with a non-degradation review are not included in this proposal.

Part 3 - Public Affairs Support

NRG will provide public affairs support on as needed basis, and bill on a time and materials fashion.  Initially, this work will involve strategy discussions on initial reaction to media accounts, as well as longer term discussion re:  a more public face for the project (which may include open houses cost TBD), development of basic project fact sheet, and initial coordination and participation in meetings with a range of elected and public officials to provide project background and uncover local issues and concerns.

Table 1 Proposed Decatur Alabama Ethanol Facility
Environmental Permitting Work

Task Description	Cost	Completion Date	Authorization Initials
Air Permit Application	$8,800	5 weeks*
NPDES Construction Permit Applications	$5,500	5 weeks*
NPDES Wastewater Permit Applications	$6,500	TBD
Public Affairs Support	$10,000	TBD
Total	$30,800	—

*            Completion dates are from project authorization and receiving site layout and property information for each site.

Please note that this proposal does not include follow-up correspondence beyond minor clarification with the ADEM after submission of each application/document.  Significant technical follow-up and meetings with the ADEM are not included in these costs.  We do recommend a meeting with ADEM to discuss the environmental permitting requirements.  This meeting will be beneficial to Tennessee Valley Agri-Energy permit review time as well as starting out on a good note with ADEM with a demonstration of attention to environmental compliance.  Travel costs and meeting time is not included in this proposal.  A cost estimate will be provided upon request or billed on a time and materials basis as authorized.

NRG will complete the application as thoroughly as possible, with the available information, in order to minimize agency follow-up.  To perform follow-up work for the approved tasks, NRG will notify you and use any remaining budget from the initial task, if available.  If additional budget is necessary to complete follow-up work with an agency, NRG will submit a change order request to you for approval of the additional expense.  NRG will not exceed the budgeted costs or initiate any of the proposed tasks without prior authorization.  All work will be completed on a time and materials basis using NRG’s current rates and assumes the two projects will proceed in the near future.

If authorized to complete the work, NRG could start the project within 3 weeks of approval.  We look forward to working with you on this project.  Please indicate your acceptance of this proposal by signing the authorization below and initialing each of the projects in the table that you wish to have NRG complete at this time.  Initialing is not required if all tasks are authorized.  Please forward a copy of the signed proposal to our office.

Sincerely,

Natural Resource Group, Inc.	Authorized By:	/s/ Bartt R. McCormackl
Mr. Bart R. McCormack, President
/s/ Paul R. Book

Paul R. Book, PhD, PG		Date:	8/24/06
Principal
(612) 339-4779

CC:          Boyd Ruppelt, BBI